Exhibit 10.32
EMPLOYMENT AGREEMENT

PARTIES

This employment Agreement (this "Agreement"), dated as of the 12th day of October 2006, is entered into by and between CardioTech International, Inc., a Massachusetts corporation having its principal place of business at 229 Andover Street, Wilmington, MA 01887 and Mr. Philip Beck, an individual with an address at 1230 Creekside Crossing, Stillwater MN  55082, (the "Employee").
TERMS OF AGREEMENT

In consideration of this-Agreement and the continued employment of the Employee by the Company, the parties agree as follows:

1.           Employment.  The Company hereby employs the Employee, on a full-time basis, to act as its Vice President. and General Manager of CardioTech International, Inc.’s Catheter and Disposables, Inc. subsidiary (the "Company") and to perform such acts and duties and furnish such services to the Company in connection with and related to those positions as is customary for persons with similar positions in like companies, and as the Board of Directors of CardioTech International, Inc. (the "Board") shall from time to time reasonably direct.  The Employee hereby accepts said employment.  The Employee shall use his best and most diligent efforts to promote the interests of the Company; shall discharge his duties in a highly competent manner; and shall devote his full business time and his best business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder.  The Employee shall report directly to the President and Chief Employee Officer of CardioTech International, Inc. Nothing contained herein shall preclude the Employee from devoting incidental and insubstantial amounts of time to activities other than the business of the Company.

2           Term of Employment. The Company agrees to employ the Employee for the period commencing on October 23, 2006 and ending on October 22, 2007 (the "Employment Period")  Notwithstanding the foregoing, both the Employee and the Company shall have the right to terminate the Employee employment under this Agreement upon thirty (30) days written notice to the other party, subject to the Company's obligation to pay severance benefits under certain circumstances as provided in Sections 3.6 and 3.7 hereof.  If the Employee shall remain in the employ of the Company beyond the Employment Period, in the absence of any other express agreement between the parties, this Agreement shall be deemed to continue on a month-to-month basis (the "Extended Employment Period).

3.           Compensation and Benefits; Disability.

3.1.           Salary.  During the Employee’s employment, the company shall pay the Employee an annualized base salary of One Hundred Eighty Thousand Dollars ($180,000) (the "Base Salary"), payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but in no event less frequently than monthly) , less required payroll deductions and state and federal withholdings.  In addition to the Base Salary the employee will be eligible for a car allowance of eight thousand, four hundred dollars ($8,400).  The Base Salary may be adjusted from time to time in the sole discretion of the President and Chief Executive Officer, in an amount to be determined by the Compensation Committee of the Board.

3.2.           Bonus Payment.  During the Employment Period, the Employee may receive, in the sole discretion of the President and Chief Executive Officer, an annual bonus payment in an amount, if any, to be determined by the Compensation Committee of the Board.

3.3.           Benefits.  During the Employment Period, the Employee shall receive such benefits as are customarily provided to other officers and employees of the Company, including but not limited to the following benefits:

(a)           Health Insurance.  Contributory (20%) health insurance pursuant to a health policy or substantially similar policy; and

(b)           Life Insurance.  Life insurance on the life of the Employee with an Employee-directed beneficiary in the amount of 200% of the Base Salary.

3.4.           Paid time off The Employee may take 25 days of paid time off during each year at such times as shall be Consistent with the Company's policies and with the Company's paid time off schedule for officers and other employees.

3.5.           Disability or Death.  If during the Employment Period, the Employee shall (I) become ill, disabled or otherwise incapacitated so as to be unable to perform his usual duties (a) for a period in excess of one hundred twenty (120) consecutive days or (b) for more than one hundred eighty (180) days in-any consecutive twelve (12) month period, or (ii) die, then the Company shall have the right to terminate this Agreement, in  accordance with applicable laws, on thirty (30) days written notice to the Employee or his estate.

3.6.           Severance Payment.  In the event (I)  the Company terminates this Agreement without cause (i.e., other than pursuant to Section 3.5 or Section 4 hereof) at any time (including during the Extended Employment Period), or (ii) the Employee terminates his employment for Good Reason following a Change in Control of the Company, or (iii) the Company fails to renew this Agreement within- one (1) year following the occurrence of a Change in Control, the Company shall pay the Employee a severance payment equal to the Employee’s then current Base Salary multiplied by 1.00; such severance payment to be adjusted to the extent necessary to avoid such payment being treated as an "excess parachute payment" for purposes of Section 28OG of the Internal Revenue Code of 1986.

"Good Reason" shall mean, during the nine (9) month period following a Change -in Control, (1) a good faith determination by the Employee that as a result of such Change in Control he is not able to discharge his duties effectively or (2) without the Employee's express written consent, the occurrence of any of the following circumstances: (a) the assignment to the Employee of any duties inconsistent (except in the nature of a promotion) with the position in the Company that he held immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of his position or responsibilities or the Conditions of his employment from those in effect immediately prior to the Change in Control; (b) a reduction by the Company in the Base Salary as in effect on the date of the Change in Control; (c) the Company's requiring the Employee to be based more than twenty-five (25) miles from the Company's offices at which he was principally employed immediately prior to the date of the Change in Control except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations; or (d) the failure by the Company to continue in effect any material compensation or benefit plan in which the Employee participates immediately prior to the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alterative plan) has been made with respect to such plan, or the failure by the Company to Continue the Employee’s participation therein (or in such substitute or alterative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants than existed at the time of the Change in Control.  The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

For purposes of this Agreement, a "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur: (i) any person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act”), (other than any majority owned subsidiary thereof, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any trustee or other fiduciary of a trust treated for federal, income tax purposes as a grantor trust of which the Company is the grantor, or any corporation owned directly or indirectly by the Stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing 50% or more of the combined voting power of the Company's then outstanding securities on any matter which could come before its stockholders for approval; (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule14 a -11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as hereinabove defined) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

3.7.                     Benefits After Termination  Except as otherwise required by law, the Employee shall not be entitled to any employee benefits provided under Section 3.3 hereof after termination of the employment of the Employee, whether or not severance pay is being provided, except that if the Employee is entitled to the severance payment described in Section 3.6 of this Agreement, (I) the Company shall continue in full force and effect, at its expense, the life insurance provided for in Section 3.3(b) hereof for a period of one (1) year after termination of the Employee’s employment hereunder or until the Employee becomes employed, whichever first occurs, and (ii) during the six (6) month period following the termination of the Employee's employment, the Company shall reimburse the Employee for out-of-pocket health insurance expenses incurred by the Employee pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA").  If the Employee elects not to maintain health insurance pursuant to COBRA, the Company is under no obligation to reimburse the Employee for his otherwise elected coverage.  The Employee shall be obligated to give the Company prompt notice of his employment.

4.           Discharge for Cause.  The Company may discharge the Employee and terminate his employment under this Agreement for Cause without further liability to the Company by a majority vote of the Board, except that Employee, if a Director, shall not be entitled to vote thereon.  As used in this Agreement, "Cause" shall mean any or all of the following:

(a)           misconduct of the Employee during the course of his employment which is materially injurious to the Company and which is brought to the attention of the Employee promptly after discovery by the Company, including but not limited to, theft or embezzlement from the Company, the intentional provision of services to competitors of the Company, or improper disclosure of proprietary information, but not including any act or failure to act by the Employee that he believed in good faith to be proper conduct not adverse to his duties hereunder;

(b)           willful disregard or neglect by the Employee of his duties or of the Company's interests that continues after being brought to the attention of the Employee;

(c)           unavailability (except as provided in Section 3.5 hereof) of the Employee to substantially perform the duties provided for herein;

(d)           conviction of a fraud or felony or any criminal offense involving dishonesty, breach of trust or moral turpitude during the Employee’s employment;

(e)           the Employee’s breach of any of the material terms of this Agreement (including the failure of the Employee to discharge his duties in a highly competent manner) or any of the agreements executed in connection herewith as enumerated in Section 10.1 hereof.

In the event the Company exercises its right to terminate the Employee’s employment under this Section 4, the Employee shall not be entitled to receive any severance pay or other termination benefits, except as required by law.

5 . Termination Without Cause. The Company may terminate this Agreement without cause, without further liability to the Company except as set forth in Sections 3.6 and 3.7 hereof, by a majority vote of the Board.  The Employee, if a Director, shall not be entitled to vote on the termination of this Agreement without Cause.

6 . Expenses.  Pursuant to the Company' s customary policies in force at the time of payment, the Employee shall be promptly reimbursed, against presentation of vouchers or receipts therefore, for all authorized expenses properly incurred by him on the Company's behalf in the performance of his duties hereunder.

7 . Additional Agreements.  The Employee has executed and delivered to the Company a Non-Disclosure and Invention Assignment Agreement, dated October xx 206 which shall survive the expiration of or termination of this Agreement and the termination of Employee’s employment with the Company for any reason.

8.           Arbitration.   All disputes and claims relating to this Agreement and the rights, obligations and performance of the parties hereto shall be settled by a single arbitrator sitting in Boston, Massachusetts under the applicable rules of the American Arbitration Association.

9 . Notices.  Any notice of communication given by any party hereto to the other party or parties shall be in writing and personally delivered, mailed by certified mail, return receipt requested, postage prepaid, or delivered by a recognized overnight carrier, to the addresses provided above.  All notices shall be deemed given when actually received.  Any person entitled to receive notice (or a copy thereof) may designate in writing, by notice to the others, another address to which notices to such person shall thereafter be sent.
10.           Miscellaneous.

10.1.                      Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that nothing in this Agreement shall affect the Employee’s or the Company's obligations under the Non-Disclosure and Invention Assignment Agreement dated October xx, 2006, between the parties hereto.

10.2.             Amendment; Waiver.  This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party affected thereby.  No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof.  No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provisions.

10.3.             Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business and properties.  The Employee’s rights or obligations under this Agreement may not be assigned by the Employee; except that the Employee’s right to compensation to the earlier of the date of death, disability pursuant to Section 3.5 hereof, or termination of actual employment, shall pass to the Employee’s executor or administrator.

10.4.                      Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.5.                      Governing Law: Interpretation.  This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the Commonwealth of Massachusetts applicable to contracts executed and to be wholly performed within such Commonwealth.  Service of process in any dispute shall be effective (a) upon the Company, if service is made on any officer of the Company other than the Employee; (b) upon the Employee, if served at the Employee’s residence last known to the Company with an information copy to the Employee at any other residence, or in care of a subsequent employer of which the Company may be aware.

10.6.                      Further Assurances.  Each of the parties agrees to execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered or performed, at any time, or from time to time, as the case may be, all such further acts deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

10.7.                      Severability.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

EXECUTION

The parties executed this Agreement as a sealed instrument as of the date first above written, whereupon it became binding in accordance with its terms.

CARDIOTECH INTERNATIONAL, INC.

By:       /s/   Michael F. Adams
Name:  Michael F. Adams.
Title:     President and Chief Executive Officer

EMPLOYEE

By:      /s/   Philip Beck
   Philip Beck